Schneider National, Inc. Reports Fourth Quarter 2020 Results

•Operating Revenues $1.3 billion
•Income from Operations $105.1 million; Adjusted Income from Operations $106.3 million
•Diluted Earnings Per Share $0.43; Adjusted Diluted Earnings Per Share $0.44
•Full Year 2021 Net Capital Expenditure Guidance of Approximately $425 million
•Full Year 2021 Adjusted Diluted Earnings Per Share Guidance of $1.45 to $1.60

Green Bay, Wis. - February 3, 2021 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the fourth quarter and year ended December 31, 2020.

“In the fourth quarter, we leveraged the strength of our enterprise portfolio and demonstrated our ability to provide shippers additional mode optionality to cover their base and dislocated freight needs. Our Quest technology capabilities enabled the orchestration of acceptance and execution across our broad array of trucking, intermodal, and brokerage services in a restricted capacity marketplace,” stated Mark Rourke, Chief Executive Officer and President of Schneider. “In our Truckload segment, we achieved an 86% operating ratio through effective yield management, dedicated new business growth, and cost initiatives. In our Intermodal segment, we grew order count 3% year over year despite meaningful rail congestion and allocation issues that resulted in missed revenue opportunities and added costs. Our Logistics segment achieved record quarterly revenue and earnings by providing value-added enterprise solutions in our traditional brokerage offering, as well as in our rapidly maturing Power Only offering which utilizes our significant nationwide trailer pool presence. And our recently launched digital Schneider FreightPower® carrier app supported the acquisition of additional capacity with minimal increase in staffing.”

“Our positive momentum of the fourth quarter has continued into 2021, setting up a strong start to the new year. Our key objectives are the continued growth of our dedicated, intermodal, and brokerage offerings while enhancing the margins of our truckload network business,” Rourke continued. “As I look back on 2020, first and foremost, I’m grateful for the health and commitment of our associates. The resiliency of our entire organization, especially that of our professional drivers, shined and in fact strengthened. I believe we are well-positioned for opportunities that lie ahead in 2021.”

Results of Operations (unaudited)

The following table summarizes the Company’s results of operations for the periods indicated.

	Three Months Ended December 31,			Year Ended December 31,
(in millions, except ratios & per share amounts)	2020	2019	Change	2020	2019	Change
Operating revenues	$1,265.2	$1,156.3	9%	$4,552.8	$4,747.0	(4)%
Revenues (excluding fuel surcharge)	1,191.6	1,040.5	15%	4,234.5	4,281.0	(1)%
Income from operations	105.1	78.1	35%	286.7	207.8	38%
Adjusted income from operations	106.3	91.4	16%	300.5	306.1	(2)%
Operating ratio	91.7%	93.2%	150 bps	93.7%	95.6%	190 bps
Adjusted operating ratio	91.1%	91.2%	10 bps	92.9%	92.8%	(10) bps
Net income	$76.9	$55.9	38%	$211.7	$147.0	44%
Adjusted net income	77.8	65.8	18%	222.0	220.2	1%
Diluted earnings per share	0.43	0.32	34%	1.19	0.83	43%
Adjusted diluted earnings per share	0.44	0.37	19%	1.25	1.24	1%
Weighted average diluted shares outstanding	177.7	177.4	0.3	177.6	177.3	0.3

Results of Operations – Reportable Segments

Truckload

Truckload revenues (excluding fuel surcharge) for the fourth quarter of 2020 were $470.3 million, a decrease of $24.2 million, or 5%, compared to the same quarter in 2019. The impact on revenue from lower network capacity levels was partially offset by effective yield management actions and dedicated growth. Promotional, project, and spot freight opportunities, along with off-cycle bid activity, positively contributed to revenue in the quarter.

Truckload income from operations was $65.1 million in the fourth quarter of 2020, an increase of $24.7 million, or 61%, compared to the same quarter in 2019. Yield management actions cited above and 2019 First to Final Mile (FTFM) restructuring costs of $13.3 million were partially offset by the earnings impact of reduced volume. Truckload segment operating ratio was 86.2% in the fourth quarter of 2020 compared to 91.8% in the fourth quarter of 2019. Adjusted for the effects of FTFM, fourth quarter 2019 operating ratio was 89.1%.

Intermodal

Intermodal revenues (excluding fuel surcharge) for the fourth quarter of 2020 were $269.3 million, an increase of $8.1 million, or 3%, compared to the same quarter in 2019. Despite missed revenue opportunities due to rail network fluidity and service issues, Intermodal loads grew 3% compared to the fourth quarter of 2019. A higher mix of shorter length of haul Eastern freight impacted fourth quarter 2020 revenue per order which was essentially flat compared to the same quarter a year ago.

Intermodal income from operations for the fourth quarter of 2020 was $24.7 million, a decrease of $7.5 million, or 23%, compared to the same quarter in 2019, primarily due to rail operating issues mentioned above which resulted in missed revenue and additional repositioning, dray, and storage costs. Intermodal's investments in drivers added costs, however, resulted in positive fleet growth in the quarter. Intermodal operating ratio was 90.8% in the fourth quarter of 2020 compared to 87.7% in the same quarter a year ago.

Logistics

Logistics revenues (excluding fuel surcharge) for the fourth quarter of 2020 were $374.4 million, an increase of $146.6 million, or 64%, compared to the same quarter in 2019 due to brokerage volume growth, which included truckload overflow freight and increased revenue per order through yield actions. Higher spot mix and price, along with promotional and project opportunities, contributed to increased revenue per order.

Logistics income from operations for the fourth quarter of 2020 was $21.6 million, an increase of $13.7 million, or 173%, compared to the same quarter in 2019 due primarily to brokerage volume growth and increased net revenue per order. Logistics operating ratio was 94.2% in the fourth quarter of 2020 compared to 96.5% in the fourth quarter of 2019.

Business Outlook

“For 2021, we expect constructive macroeconomic and demand conditions against an improving but constrained capacity backdrop,” noted Rourke. “Based on this operating environment, along with cost and productivity initiatives and further advancements of our platform and technology, our guidance for full year 2021 adjusted diluted EPS is $1.45 to $1.60 and assumes a full-year effective tax rate of approximately 25%. In addition, our net capital expenditures guidance for full year 2021 is approximately $425 million. We anticipate the majority of our capital expenditures will be for replacement and reduced fleet age with growth capital being deployed to dedicated, intermodal, and trailing equipment.”

Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2021 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National is a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions, and operating one of the largest for-hire trucking fleets in North America. The Company believes it has developed a differentiated business model that is difficult to replicate due to its scale, breadth of complementary service offerings, and proprietary technology platform. Its highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling the Company to serve customers’ diverse transportation needs. Since its founding in 1935, the Company believes it has become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding its responsibility to associates, customers, and the communities the Company serves.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

The statements in this news release are based on currently available information and the current expectations, forecasts, and assumptions of the Company's management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company's Annual Report on Form 10-K filed on February 19, 2020, subsequent Reports on Form 10-Q and 8-K and our other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:
•Our ability to successfully manage the demand, supply, and operational challenges and disruptions (including the impact of reduced freight volumes) associated with the ongoing COVID-19 pandemic and the associated responses of federal, state, and local governments and businesses;
•Economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service;
•Our ability to effectively manage tight truck capacity brought about by driver shortages and successfully execute our yield management strategies;
•Our ability to maintain key customer and supply arrangements (including Dedicated arrangements) and to manage disruption of our business due to factors outside of our control, such as natural disasters, acts of war or terrorism, disease outbreaks, or pandemics;
•Our ability to manage and implement effectively our growth and diversification strategies and cost saving initiatives;
•Our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity;
•Risks related to demand for our service offerings;
•Risks associated with the loss of a significant customer or customers;
•Capital investments that fail to match customer demand or for which we cannot obtain adequate funding;
•Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and our ability to recover fuel costs through our fuel surcharge programs;
•Our ability to attract and retain qualified drivers and owner-operators;

•Our reliance on owner-operators to provide a portion of our truck fleet;
•Our dependence on railroads in the operation of our intermodal business;
•Service instability from third-party capacity providers used by our business;
•Changes in the outsourcing practices of our third-party logistics customers;
•Difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers;
•Variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company;
•The impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, associates, owner-operators, and our captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations;
•Political, economic, and other risks from cross-border operations and operations in multiple countries;
•Risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives;
•Negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months;
•Risks associated with severe weather and similar events;
•Significant systems disruptions, including those caused by cybersecurity events;
•The potential that we will not successfully identify, negotiate, consummate, or integrate acquisitions;
•Exposure to claims and lawsuits in the ordinary course of business; and
•Our ability to adapt to new technologies and new participants in the truckload and transportation industry.
The Company undertakes no obligation to publicly release any revision to its forward looking statements to reflect events or circumstances after the date of this earnings release.

Conference Call and Webcast Information

The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 877-451-6152 (U.S.) or 201-389-0879 (international). A replay will be available approximately three hours after the call through February 10th by dialing 844-512-2921 (U.S.) or 412-317-6671 (international). The passcode for the replay is 13714208. A live webcast of the conference call can also be accessed on the Investor Relations section of the Company's website, Schneider.com.

Contact:    Steve Bindas, Director of Investor Relations
    920-592-SNDR
    investor@schneider.com
    Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating revenues	$1,265.2	$1,156.3	$4,552.8	$4,747.0
Operating expenses:
Purchased transportation	580.1	507.6	1,997.8	1,996.4
Salaries, wages, and benefits	275.1	249.4	1,046.5	1,106.0
Fuel and fuel taxes	51.9	68.1	204.4	289.7
Depreciation and amortization	74.2	70.5	290.5	292.9
Operating supplies and expenses	137.3	111.9	533.0	530.2
Insurance and related expenses	11.2	31.6	86.1	109.6
Other general expenses	28.8	25.8	106.8	116.1
Goodwill impairment charge	—	—	—	34.6
Restructuring—net	1.5	13.3	1.0	63.7
Total operating expenses	1,160.1	1,078.2	4,266.1	4,539.2
Income from operations	105.1	78.1	286.7	207.8
Other expenses (income):
Interest income	(0.4)	(1.9)	(3.3)	(8.5)
Interest expense	3.1	3.5	13.6	16.6
Other expense (income)—net	0.6	0.4	(6.5)	1.6
Total other expenses	3.3	2.0	3.8	9.7
Income before income taxes	101.8	76.1	282.9	198.1
Provision for income taxes	24.9	20.2	71.2	51.1
Net income	$76.9	$55.9	$211.7	$147.0

Weighted average common shares outstanding	177.3	177.1	177.3	177.1
Basic earnings per share	$0.43	$0.32	$1.19	$0.83

Weighted average diluted shares outstanding	177.7	177.4	177.6	177.3
Diluted earnings per share	$0.43	$0.32	$1.19	$0.83

Dividends per share of common stock (1)	$2.065	$0.060	$2.260	$0.240
(1)    Dividends per share of common stock for the three and twelve months ended December 31, 2020 includes a $2.00 special dividend declared on October 26, 2020.

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$395.5	$551.6
Trade accounts receivable—net	537.7	465.8
Other current assets	287.5	388.3
Net property and equipment	1,831.9	1,851.6
Other noncurrent assets	463.6	402.8
Total Assets	$3,516.2	$3,660.1

Liabilities and Shareholders' Equity
Trade accounts payable	$245.7	$207.7
Current maturities of debt and finance lease obligations	40.4	55.5
Other current liabilities	248.5	202.0
Long-term debt and finance lease obligations	266.4	305.8
Deferred income taxes	450.4	449.0
Other noncurrent liabilities	209.3	203.7
Shareholders' Equity	2,055.5	2,236.4
Total Liabilities and Shareholders' Equity	$3,516.2	$3,660.1

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Year Ended December 31,
	2020	2019
Net cash provided by operating activities	$618.2	$636.3
Net cash used in investing activities	(318.7)	(350.2)
Net cash used in financing activities	(455.6)	(113.2)
Net (decrease) increase in cash and cash equivalents	$(156.1)	$172.9

Net capital expenditures	$(237.1)	$(306.9)

Schneider National, Inc.
Revenues and Income (Loss) from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Truckload	$470.3	$494.5	$1,851.0	$2,076.8
Intermodal	269.3	261.2	974.7	1,007.8
Logistics	374.4	227.8	1,129.3	934.8
Other	84.3	81.3	359.0	371.3
Fuel surcharge	73.6	115.8	318.3	466.0
Inter-segment eliminations	(6.7)	(24.3)	(79.5)	(109.7)
Operating revenues	$1,265.2	$1,156.3	$4,552.8	$4,747.0

Income (Loss) from Operations by Segment

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Truckload	$65.1	$40.4	$187.8	$59.0
Intermodal	24.7	32.2	75.0	107.7
Logistics	21.6	7.9	43.1	37.3
Other	(6.3)	(2.4)	(19.2)	3.8
Income from operations	$105.1	$78.1	$286.7	$207.8

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

We monitor and analyze a number of KPIs in order to manage our business and evaluate our financial and operating performance. Below are our KPIs by segment.

Truckload

The following table presents the KPIs for our Truckload segment for the periods indicated, consistent with how revenues and expenses are reported internally for segment purposes. Prior to 2020, we reported KPIs within our Truckload segment by quadrant. Going forward, KPIs will be reported for our dedicated and network operations only. This presentation change does not impact KPIs at the segment level. Descriptions of the two operations that make up our Truckload segment are as follows:
•Dedicated - Transportation services with equipment devoted to customers under long-term contracts.
•Network - Transportation services of one-way shipments, formerly called for-hire.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Dedicated
Revenues (excluding fuel surcharge) (1)	$183.4	$173.3	$709.5	$706.0
Average trucks (2) (3)	4,021	3,867	3,940	3,921
Revenue per truck per week (4)	$3,626	$3,569	$3,514	$3,526
Network
Revenues (excluding fuel surcharge) (1)	$288.4	$322.6	$1,141.0	$1,370.9
Average trucks (2) (3)	5,743	6,489	6,115	7,170
Revenue per truck per week (4)	$3,992	$3,957	$3,642	$3,764
Total Truckload
Revenues (excluding fuel surcharge) (5)	$470.3	$494.5	$1,851.0	$2,076.8
Average trucks (2) (3)	9,764	10,356	10,055	11,091
Revenue per truck per week (4)	$3,841	$3,812	$3,592	$3,668
Average company trucks (3)	7,123	7,413	7,255	8,191
Average owner-operator trucks (3)	2,641	2,943	2,800	2,900
Trailers	36,921	34,742	36,921	34,742
Operating ratio (6)	86.2%	91.8%	89.9%	97.2%
(1)Revenues (excluding fuel surcharge), in millions, exclude revenue in transit.
(2)Includes company trucks and owner-operator trucks.
(3)Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.
(4)Calculated excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5)Revenues (excluding fuel surcharge), in millions, include revenue in transit at the operating segment level, and therefore does not sum with amounts presented above.
(6)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Intermodal

The following table presents our KPIs for our Intermodal segment for the periods indicated.

In support of a few key customers, we provide dray-only service utilizing our drivers and chassis. The length of haul and revenue characteristics of dray-only service are much different than rail. Prior to 2020, we reported orders and revenue per order inclusive of dray-only activity. Due to increased dray-only activity for the year ended December 31, 2020, orders and revenue per order presented below for both 2020 and 2019 exclude dray-only shipments to not distort period over period comparisons in our core-rail KPIs.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Orders (1)	117,776	113,956	433,358	438,902
Containers	21,890	22,655	21,890	22,655
Trucks (2)	1,629	1,531	1,629	1,531
Revenue per order (3)	$2,306	$2,311	$2,208	$2,292
Operating ratio (4)	90.8%	87.7%	92.3%	89.3%
(1)Based on delivered rail orders.
(2)Includes company trucks and owner-operator trucks at the end of the period.
(3)Calculated using rail revenues excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes.
(4)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Logistics

The following table presents our KPI for our Logistics segment for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating ratio (1)	94.2%	96.5%	96.2%	96.0%
(1)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Schneider National, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited)

In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (1) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (2) providing investors with the same information our management uses internally to assess our core operating performance, and (3) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Operating revenues	$1,265.2	$1,156.3	$4,552.8	$4,747.0
Less: Fuel surcharge revenues	73.6	115.8	318.3	466.0
Revenues (excluding fuel surcharge)	$1,191.6	$1,040.5	$4,234.5	$4,281.0

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Income from operations	$105.1	$78.1	$286.7	$207.8
Litigation (1)	(0.3)	—	12.8	—
Goodwill impairment (2)	—	—	—	34.6
Restructuring—net (3)	1.5	13.3	1.0	63.7
Adjusted income from operations	$106.3	$91.4	$300.5	$306.1

(1)Contested prior period federal excise taxes, including court awarded costs and interest, as a result of an adverse tax ruling in 2020 related to a dispute with the IRS over the applicability of excise taxes on certain tractors refurbished during tax years 2011 through 2013 and no longer in service.
(2)Goodwill impairment charge recorded for our FTFM reporting unit during 2019.
(3)Activity associated with the shutdown of the FTFM service offering.

Adjusted operating ratio

We define “adjusted operating ratio” as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except ratios)	2020	2019	2020	2019
Total operating expenses	$1,160.1	$1,078.2	$4,266.1	$4,539.2
Divide by: Operating revenues	1,265.2	1,156.3	4,552.8	4,747.0
Operating ratio	91.7%	93.2%	93.7%	95.6%

Total operating expenses	$1,160.1	$1,078.2	$4,266.1	$4,539.2
Adjusted for:
Fuel surcharge revenues	(73.6)	(115.8)	(318.3)	(466.0)
Litigation	0.3	—	(12.8)	—
Goodwill impairment	—	—	—	(34.6)
Restructuring—net	(1.5)	(13.3)	(1.0)	(63.7)
Adjusted total operating expenses	$1,085.3	$949.1	$3,934.0	$3,974.9

Operating revenues	$1,265.2	$1,156.3	$4,552.8	$4,747.0
Less: Fuel surcharge revenues	73.6	115.8	318.3	466.0
Revenues (excluding fuel surcharge)	$1,191.6	$1,040.5	$4,234.5	$4,281.0

Adjusted operating ratio	91.1%	91.2%	92.9%	92.8%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2020	2019	2020	2019
Net income	$76.9	$55.9	$211.7	$147.0
Litigation	(0.3)	—	12.8	—
Goodwill impairment	—	—	—	34.6
Restructuring—net	1.5	13.3	1.0	63.7
Income tax effect of non-GAAP adjustments (1)	(0.3)	(3.4)	(3.5)	(25.1)
Adjusted net income	$77.8	$65.8	$222.0	$220.2
(1)Our estimated tax rate on non-GAAP items is determined annually using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments that are not applicable to the specific items. Due to the differences in the tax treatment of items excluded from non-GAAP income, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP items may differ from our GAAP tax rate and from our actual tax liabilities.

Adjusted diluted earnings per share (1)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Diluted earnings per share	$0.43	$0.32	$1.19	$0.83
Non-GAAP adjustments, tax effected	0.01	0.06	0.06	0.41
Adjusted diluted earnings per share	$0.44	$0.37	$1.25	$1.24
(1) Table may not sum due to rounding.